UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 18, 2010
Date of Report (Date of earliest event reported)

BARK GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53530	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ostergade 17-19, 3rd Floor, Copenhagen K, Denmark DK-1100
(Address of principal executive offices) (Zip Code)

+45 7026 9926
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Anaconda TV GmbH

On January 18, 2010, Bark Corporation A/S, our wholly owned subsidiary, entered into a share purchase agreement (the “Share Purchase Agreement”) with Bark Holding Ltd. (“Bark Holding”) pursuant we have agreed to purchase 25.5% interest (the “25.5% Interest”) in the issued and outstanding share capital of Anaconda.tv GmbH, a television production company incorporated in Munich, Germany (“Anaconda”). As consideration for the 25.5% Interest, we have agreed to issue an aggregate of 7,000,000 shares of our common stock (the “Consideration Shares”). The Consideration Shares will be issued to Mr. Jesper Svane, one of our directors, at the direction of Bark Holding. Bark Holding is a private corporation owned by Mr. Rene Lauritsen and Mr. Svane, each of whom is the owner of more than 10% of our outstanding common stock.

The Share Purchase Agreement also includes the grant by Bark Holding to Bark Corporation A/S of the option to purchase an additional 25.5% interest in Anaconda. We are entitled to exercise this option on or before March 31, 2010. If we exercise this option, we will be required to issue an additional 7,000,000 shares of our common stock as consideration for the acquisition of the additional 25.5% interest.

Anaconda was founded by Mr. Matthias Lange, the minority shareholder of Anaconda, and two of the present major shareholders of Bark Group, Mr. Jesper Svane and Mr. René Lauritsen. Mr. Svane and Mr. Lauritsen presently own 51% of Anaconda through Bark Holding. Upon completion of the acquisition of the 25.5% Interest, Bark Holding’s ownership will be reduced to 25.5% . If we subsequently exercise our option to acquire the additional 25.5% interest, then we will own 51% of Anaconda, with Mr. Lange holding the remaining 49% interest.

We anticipate closing of the acquisition of the 25.5% Interest will occur in the week of January 25, 2010. Following completion of the acquisition of the initial 25.5% Interest, we plan to monitor the financial performance of Anaconda in order to assess whether to exercise the option to purchase the additional 25.5% interest. There is no assurance that we will exercise this option to acquire the additional 25.5% interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARK GROUP, INC.

	By:	/s/ Bent Hevlang
Date: January 22, 2010
	Name:	Bent Helvang
	Title:	Chairman & Secretary